Exhibit 99.1

FOR RELEASE: Thursday, November 13, 2014

Berkley Heights, NJ

November 13, 2014

AUTHENTIDATE HOLDING CORP. REPORTS FISCAL 2015 FIRST QUARTER RESULTS

Operating Leverage Drives Improved Gross Margin

Sales Force Increased to Support Expanding Pipeline; Addressable Market has Increased Significantly in the Last Year

Authentidate Holding Corp. (Nasdaq: ADAT), a provider of secure web-based software applications and telehealth products and services for healthcare organizations, today announced financial results for the three-month period ended September 30, 2014.

Business Highlights for the First Quarter:

•	Improved gross margin for the quarter to approximately 44% compared to 28% for the prior year quarter and 36% for the fourth quarter of fiscal 2014.

•	Doubled the size of the sales team during the quarter to support an increase in new business opportunities for new and existing customers.

•	Added new customers for our telehealth and referral and order management products and services.

•	Strengthened the balance sheet with the completion of a registered direct placement of the company’s common stock and warrants for net proceeds of approximately $2.12 million.

Ben Benjamin, Chief Executive Officer of Authentidate, stated, “Our efforts to increase our footprint and grow sales of our telehealth products and services to the VA and commercial market customers continue. During the first quarter we saw a clear acceleration in the number of active opportunities both with new and existing customers and we are very encouraged by these on-going trends. More recently, our order rate with the VA is approaching where it was when we reported our best quarter a year ago and we believe that this trend, combined with the new services we are working on with them and the new telehealth reimbursement codes recently published by the Centers for Medicare and Medicaid Services, will help to accelerate our growth. These new codes allow physicians to use telehealth solutions like ours and receive a monthly fee for remotely monitoring patients with chronic conditions.”

Mr. Benjamin added, “From a market opportunity perspective, we are also encouraged by the significant increase in our addressable market in terms of the number of patients we can serve, the federal budget dollars allocated, the regulatory reforms and market trends that are driving the adoption of products and services like ours and the growth and profit potential for our solutions. While market share is not guaranteed, we believe that nominal market penetration moving forward would produce significant revenue growth compared to current levels. We have spent years and significant resources building industry leading, state-of-the-art backend systems to support our telehealth products and other solutions, and these investments are enabling us to offer cloud-based, and mobile solutions to meet emerging market needs while we manage fixed costs and improve margins as we scale.”

“We remain focused on two primary targets, growing sales of our telehealth products and services to the VA and growing our sales in the commercial healthcare market, to achieve long-term growth and profitability,” continued Mr. Benjamin. “While our growth in these areas has not met our expectations in recent quarters, the underlying opportunities have only expanded. We are laser focused on these areas, and we continue to believe we are on the right track with the right products and services to meet the demands of the burgeoning healthcare information technology market.”

Mr. Benjamin continued, “Demand for our products and services continues to build as evidenced by the orders we received from both the VA and several of our existing commercial customers following the end of the quarter. While certain existing clients are increasing their programs by adding additional devices, another trend is emerging whereby clients are also evaluating our other products and services to expand our relationship and broaden their programs, creating opportunities for expansion of our revenue per customer. We have recently doubled our sales force to address the pull we are experiencing from healthcare providers seeking solutions to improve their business operations and reduce costs. At the same time, we are considering additional distribution channels at both the regional and national levels in order to further accelerate deployment of our solutions and diversify our revenue base. The market for our products and services is still developing, but demand is steadily increasing, and we believe that Authentidate is well-positioned for success as the market matures.”

First Quarter Financial Results

Revenues for the quarter ended September 30, 2014 were $1.1 million compared to $1.8 million for the prior year period. The decrease in revenues for the quarter is due to lower revenues from telehealth product sales and lower transaction volumes for our hosted software services. Revenues for the first quarter of fiscal 2015 were relatively flat compared to the fourth quarter of fiscal 2014.

Operating loss for the quarter ended September 30, 2014 was $2.1 million compared to $1.8 million for the prior year period. Net loss for the quarter was $2.1 million, or $0.06 per share, compared to $1.9 million, or $0.09 per share, for the prior year period. The increases in operating loss and net loss for the quarter are due primarily to the increase in SG&A expenses, mostly the result of increased sales headcount, consulting and stock compensation expenses, and the increase in product development expenses.

Mr. Benjamin continued, “The operating leverage inherent in our business model drove an increase in our gross margin during the quarter as the mix of our revenue shifted towards higher-margin services revenue. All of our solutions include a software component, which has minimal, if any, incremental expense as we add customers which enables margin improvement as we scale the business and revenue growth accelerates. Over the long-term, we expect our gross margin to continue to improve with some possible quarter to quarter fluctuations reflecting the mix of revenues.”

“Recent business developments with government and commercial market customers signal a growing demand for the products and services we offer, providing further validation of our strategy and the investments we have made in innovative technology products and solutions. Equipped with a feature-rich portfolio of offerings, we believe we are well positioned to meet the customer and market needs that lie ahead.”

Balance Sheet

As of September 30, 2014 cash, cash equivalents and marketable securities were approximately $1.6 million and the company had working capital of approximately $2.6 million.

Conference Call Details

Management will host a conference call on Thursday, November 13, 2014, at 4:30 p.m. ET, to discuss the latest corporate developments and results. The dial-in number for callers in the U.S. is (877) 407-8293 and the dial in number for international callers is (201) 689-8349. Or, participants may access a live webcast of the conference call by clicking the link listed on Authentidate’s Investor Events Page at URL: http://www.authentidate.com/investors/investor-events

A dial-in replay of the call will be available through November 20, 2014. To access the replay, please dial (877) 660-6853 in the U.S. and (201) 612-7415 internationally, and then enter the conference ID # 13592904. A link to replay the webcast of the conference call will be listed on Authentidate’s Investor Events & Presentations page at http://www.authentidate.com/investors/investor-events.

About Authentidate Holding Corp.

Authentidate Holding Corp. is a provider of secure web-based software applications and telehealth products and services that enable healthcare organizations to coordinate care for patients and enhance related administrative and clinical workflows. Authentidate’s products and services enable healthcare organizations to increase revenues, reduce costs and enhance patient care by eliminating paper and manual work steps from clinical and administrative processes. Authentidate’s telehealth solutions combine patient vital signs monitoring with a web application that streamlines patient care management. Delivered as Software as a Service (SaaS), customers only require an Internet connection and web browser to access our web-based applications thereby utilizing previous investments in systems and technology. The company’s healthcare customers and users include leading homecare companies, health systems, physician groups and governmental entities. These organizations utilize the company’s products and services to coordinate care for patients outside of acute-care.

For more information, visit the company’s website at www.authentidate.com

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Act of 1934. When used in this release, the words “believe,” “anticipate,” “think,” “intend,” “plan,” “will be,” “expect,” and similar expressions identify such forward-looking statements. Such statements regarding future events and/or the future financial performance of the company are subject to certain risks and uncertainties, which could cause actual events or the actual future results of the company to differ materially from any forward-looking statement. Such risks and uncertainties include, among other things, the availability of any needed financing, the company’s ability to implement its business plan for various applications of its technologies, the impact of competition, the management of growth, and the other risks and uncertainties that may be detailed from time to time in the company’s reports filed with the Securities and Exchange Commission. In light of the significant risks and uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the company or any other person that the objectives and plans of the company will be achieved.

Authentidate, Inscrybe and InscrybeMD are registered trademarks of Authentidate Holding Corp. All other trade names are the property of their respective owners.

- Financial Tables Follow -

Media Contacts:

James Carbonara, Hayden IR,

james@haydenir.com or (646) 755-7412

Brett Maas, Hayden IR,

Brett@haydenir.com or (646) 536-7331

Source: Authentidate Holding Corp.

Authentidate Holding Corp. and Subsidiaries

Condensed Consolidated Balance Sheet Data

(in thousands, except per share data)	September 30, 2014 (Unaudited)	June 30, 2014

Assets
Current assets
Cash and cash equivalents	$1,369	$1,084
Restricted cash	256	256
Marketable securities	210	210
Accounts receivable, net	548	508
Inventory	2,898	2,937
Prepaid expenses and other current assets	416	259

Total current assets	5,697	5,254
Property and equipment, net	399	448
Other assets
Licenses, net	1,903	1,933
Other assets, net	567	593

Total assets	$8,566	$8,228

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable, accrued expenses and other liabilities	$2,991	$2,806
Deferred revenue	85	78

Total current liabilities	3,076	2,884
Long-term deferred revenue	120	126

Total liabilities	3,196	3,010

Commitments and contingencies
Shareholders’ equity
Preferred stock, $.10 par value; 5,000 shares authorized,
Series B, 28 shares and Series D, 665 shares issued and outstanding on September 30, 2014 and June 30, 2014, respectively	69	69
Common stock, $.001 par value; 100,000 shares authorized, 41,587 and 38,511 shares issued and outstanding on September 30, 2014 and June 30, 2014, respectively	42	39
Additional paid-in capital	203,853	201,492
Accumulated deficit	(198,594)	(196,382)

Total shareholders’ equity	5,370	5,218

Total liabilities and shareholders’ equity	$8,566	$8,228

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Authentidate Holding Corp. and Subsidiaries

Condensed Consolidated Statement of Operations and Comprehensive Operations Data

(Unaudited)

	Three Months Ended September 30,
(in thousands, except per share data)	2014	2013

Revenues
Hosted software services	$508	$639
Telehealth products and services	544	1,166

Total revenues	1,052	1,805
Operating expenses
Cost of revenues	593	1,295
Selling, general and administrative	2,011	1,862
Product development	370	241
Depreciation and amortization	189	186

Total operating expenses	3,163	3,584

Operating loss	(2,111)	(1,779)
Other expense, net	—	(95)

Net loss	$(2,111)	$(1,874)

Basic and diluted loss per common share	$(0.06)	$(0.09)

Comprehensive operations
Net loss	$(2,111)	$(1,874)

Comprehensive loss	$(2,111)	$(1,874)

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